Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Allarity Acquisition Corp. (the “Company”) of our report dated June 18, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Allarity Acquisition Corp. as of May 31, 2026 and for the period from May 21, 2026 (inception) through May 31, 2026, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 10, 2026